Exhibit (6)(d)


                                   AMENDMENT

                                       TO

                             DISTRIBUTION AGREEMENT

     Amendment dated as of May 1, 1992 to a certain DISTRIBUTION AGREEMENT dated as of May 1, 1990, by and between MetLife - State Street Investment Services, Inc., a corporation organized under the laws of the Commonwealth of Massachusetts having its place of business in Boston, Massachusetts (the "Distributor"), and State Street Master Investment Trust, a Massachusetts business trust having its principal place of business in Boston, Massachusetts (the "Master Trust").

     Distributor and Master Trust hereby agree to amend the Distribution Agreement by revising the first sentence of Section l(a) thereof to delete the word "exclusive" and to read in its entirety as follows:

          "The Master Trust hereby appoints the Distributor as its agent to sell and distribute shares of the Fund in existence as of the date hereof (the "Initial Fund") and the Distributor hereby accepts such appointment and agrees during the term of this Agreement to provide the services and to assume the obligations herein set forth."

     Distributor and Master Trust hereby agree that the Distribution Agreement shall be interpreted and applied to allow for multiple agents to sell and distribute shares of the Fund and that Distributor shall not have any claim to an exclusive agency arrangement with the Master Trust.

     The term "State Street Master Investment Trust" means and refers to the Trustees from time to time serving under the Master Trust Agreement of the Master Trust dated February 7, 1989 as the same may subsequently have been, or subsequently may be, amended. It is expressly agreed that the obligations of the Master Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Master Trust as individuals or personally, but shall bind only the trust property of the Master Trust, as provided in the Master Trust Agreement of the Master Trust. The execution and delivery of this Amendment have been authorized by the Trustees of the Master Trust and signed by an officer of the Master Trust, acting as such, and neither such authorization nor such execution and delivery shall be deemed to have been made individually or to impose any personal liability, but shall bind only the trust property of the Master Trust as provided in its Master Trust Agreement. The Master Trust Agreement of the Master Trust further provides, and it is expressly agreed, that each Fund of the Master Trust shall be solely and exclusively responsible for the payment of its debts, liabilities and obligations and that no other Fund shall be responsible for liable for the same.



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     IN WITNESS WHEREOF, this Amendment has been executed for the Distributor and the Master Trust by their duly authorized officers.

                                         METLIFE - STATE STREET INVESTMENT
                                         SERVICES, INC.

                                         By: /s/ Darman A. Wing
                                             -------------------

                                         STATE STREET MASTER INVESTMENT
                                         TRUST

                                         By: /s/ William P. Rich
                                             -------------------